CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of 1,400,000 additional shares of common stock of Swift Energy Company under the Swift Energy Company First Amended and Restated 2005 Stock Compensation Plan of our reports dated February 23, 2012, with respect to the consolidated financial statements of Swift Energy Company and subsidiaries, and the effectiveness of internal control over financial reporting of Swift Energy Company and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
March 20, 2012